EXHIBIT 99.1

USA Equities Corp. Reports Fourth Quarter and Full Year 2021 Financial Results

Fourth Quarter 2021 Revenue Up 265%

●	Revenue Surpassed $1.4 million for the year ended 2021 Compared to $124,000 for 2020
●	Gross Margin of 52% in Q4 Increased 1,200 Basis Points Versus Q4 2020
●	Strong balance sheet growth during 2021 with $2.2M in assets including the AllergiEnd® asset acquisition
●	Pending FINRA approval to change the Company’s Name to QHSLab, Inc.

West Palm Beach, FL, April 5, 2022 (GLOBE NEWSWIRE) — USA Equities Corp (OTCQB: USAQ), a digital healthcare company focused on providing clinicians with artificial intelligence tools to leverage proactive, value-based healthcare solutions through the use of emerging digital and point of care technologies, announced its financial results for the fourth quarter and full-year 2021.

“The $1.6 million acquisition of the AllergiEnd® assets in June 2021 has created a robust strategic platform to build upon in 2022 and beyond. The revenue generated from AllergiEnd® product sales was $329,989 in the fourth quarter of 2021 compared to $124,532 for the same period in 2020 and $1,414,421 for the year 2021 compared to $124,532 for 2020. In addition, our physician practice clients generated approximately $5,000,000 in revenues utilizing our products during 2021. This is a huge benefit to our physician clients especially in this current climate of decreasing reimbursements for primary care physicians,” said USAQ CEO Troy Grogan.

“During 2021, 163 medical practices provided 11,235 patients with our allergy diagnostic tests generating approximately $3.8 million in new reimbursements for these practices. Additionally, physicians at these 163 practices provided our allergen immunotherapy treatments to 1,019 patients generating approximately $1.2 million in new reimbursements for our customers. Traditionally, general practice physicians would have elected not to treat these conditions or referred the patients to an allergy specialist. It is estimated that practices utilizing AllergiEnd® and QHSLab enjoyed an additional 5-10% income for their practices with the addition of the Company’s products and treatments. Few of these 163 practices were utilizing the Company’s products at the beginning of 2021 as many became customers during the year, so in many cases, on a rolling 12 months basis, the Company’s products and services may be enabling these practices to achieve increased income levels well above 10% compared to not using the Company’s platform, products and services.” concluded Grogan.

Fourth Quarter 2021 Financial Highlights:

● Total revenues for the three months ended December 31, 2021 increased by 265% to $329,985, compared to $124,532 in revenues in the comparable period of 2020.

● The Company generated a gross profit of $172,967, or a gross margin of approximately 52.4% in the fourth quarter of 2021

2021 Financial Results

● Total assets for the year ended December 31, 2021 were $2,208,497, compared to $297,863 the same period in 2020

● Total revenues for the year ended December 31, 2021 were $1,414,421, compared to $124,532 revenues in the comparable period of 2020

● The Company generated a gross profit of $670,748, or a gross margin of approximately 47.4% during the year ended December 31, 2021

QHSLab, the flagship product of USA Equities Corp, has garnered tremendous brand recognition. We have decided to change the name of our Company to QHSLab, Inc. pending FINRA approval expected in April 2022.

Our Operating Model

Our mission is to enhance the quality of life of individuals and populations through physician-directed digital medicine and innovative, artificial intelligence (AI) enhanced preventive health technologies.

●	Value Based. The Company provides the tools that enhance health care for patients while lowering costs to insurance providers and corporate America and allowing physicians to increase their practice revenues.
●	Patient Centered. Our products streamline the relationship between physicians and their patients, providing a high-quality experience for patients, and increasing the value provided to them during care.
●	Time Saving. Physicians can maximize face-to-face office visits and non-face-to-face patient education while generating additional revenue through reimbursable preventative services.
●	Prevention Focused. Our products are designed to promote prevention, early detection, management, and reversal of chronic diseases.

Executing our Growth Strategy

Growing Recurring Revenue Base	●	Increasing the number of medical practitioners utilizing our point-of-care and digital medicine services, growing our revenue per client metric.
	●	Future distribution channels include Management Service Organization (MSO) partnerships, Independent Physician Associations (IPA’s), and complementary digital health networks.

Expanding Product Portfolio	●	Additional point-of-care diagnostic, digital medicine, and treatments that PCPs can use, prescribe, and be reimbursed for under existing government and private insurance programs.

Increasing Industry Visibility	●	Increasing the number of company/university-sponsored medical conferences by partnering with the University of Miami to introduce and educate members of the medical community about the technology and revenue opportunities available.

About USA Equities Corp.

USA Equities Corp. (OTCQB: USAQ) is a medical device company providing digital healthcare solutions and point-of-care-diagnostic tests to primary care physicians. Digital healthcare allows doctors to assess their patients’ responses quickly and effectively using advanced artificial intelligence algorithms. Digital healthcare can also remotely monitor patients’ vital signs and evaluate the effects of prescribed medicines and treatments on patients’ health through real-time data transferred from patient to doctor. USAQ also markets and sells point-of-care, rapid-response diagnostic tests used in the primary care practice. USAQ’s products and services are designed to help physicians improve patient monitoring and medical care while also improving the revenues of their practice.

For additional information, visit the Company’s website at www.USAQCorp.com

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products and potential future results and acquisitions, are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may’, ‘could’, ‘believes’, ‘estimates’, ‘targets’, ‘expects’, or ‘intends’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products and the acceptance of these products, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor & Media Contact:

Olivia Giamanco

USA Equities Corp

(929) 379-6503

IR@USAQCORP.COM